Exhibit 4.60

Supplemental Agreement to the Exclusive Cooperation Agreement

Party A : Beijing Momo Information Technology Co., Ltd.

Party B : Beijing Momo Information Technology Co., Ltd. Chengdu Branch

Party C : Beijing Momo Technology Co., Ltd.

An Exclusive Cooperation Agreement (“the Agreement”) was concluded between Party A and Party C on the licensing of use right of intellectual properties and provision of services by Party A to Party C for Party C to run its social networking business in China on August 15, 2018. Party A, Party B and Party C (“the Parties”) agree on this supplemental agreement in accordance with the Contract Law of the PRC and other relevant laws and regulations for mutual benefit.

1.

The Parties agree that Party A and Party B will provide technical services and grant the use right of intellectual properties together. Some of the services as agreed by Party A under the Agreement will be provided by Party B. Service fee and license fee shall be paid by Party C to Party A and Party B respectively.

2.	The services provided by Party B include technical and non-technical services, which are defined in the Agreement.

3.	Party C agrees to pay for the services provided by Party B according to the payment terms as agreed in the Agreement.

4.

The Parties agree that as a supplement to the Agreement, this supplemental agreement is an indivisible part of the Agreement. The contents not stipulated in this supplemental agreement shall be implemented in accordance with the relevant provisions of the Agreement. If the content of this supplemental agreement contradicts the content of the Agreement, The content of this supplemental agreement shall prevail.

5.	This supplemental agreement will take effect on September 1, 2019 after it is signed and sealed by the Parties. This supplemental agreement will remain effective until the expiration of the Agreement.

6.	This supplemental agreement is in three (3) sets of originals with equal validity. Party A, Party B and Party C each have one of the originals and the three copies have the same legal effect.

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Party A : Beijing Momo Information Technology Co., Ltd.

/s/ Beijing Momo Information Technology Co., Ltd.

Title: Legal Representative

For and on behalf of Beijing Momo Information Technology Co., Ltd.

Date: January 6, 2020

Party B: Beijing Momo Information Technology Co., Ltd. Chengdu Branch

/s/ Beijing Momo Information Technology Co., Ltd. Chengdu Branch

Title: Legal Representative

For and on behalf of Beijing Momo Information Technology Co., Ltd. Chengdu Branch

Date: January 6, 2020

Party C: Beijing Momo Technology Co., Ltd.

/s/ Beijing Momo Technology Co., Ltd.

Title: Legal Representative

For and on behalf of Beijing Momo Technology Co., Ltd.

Date: January 6, 2020